Exhibit 99.1
ProCentury Corporation Reports 2007 Year End and Fourth Quarter Results
COLUMBUS, Ohio, February 20, 2008 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the three months ended December 31, 2007 of $7.2 million, or $0.53 per diluted share, compared to net income of $6.1 million, or $0.46 per diluted share, for the same period in 2006. Net income for the year ended December 31, 2007 was $24.8 million, or $1.85 per diluted share, compared to net income of $20.9 million, or $1.58 per diluted share, for the year ended December 31, 2006.
Results for the year ended December 31, 2007 include:
•	A combined ratio of 91.7%, contributing to return on average equity in 2007 of 16.3%;

•	A 18.7% increase in net income for 2007 compared to 2006;

•	A decline in gross written premiums of 15.8% compared to 2006, which includes the impact of a $20.9 million accounting adjustment in 2006 that accounts for 7.4% of the decline compared to the prior year; and

•	A 12.1% increase in book value per share to $12.05 at December 31, 2007 compared to $10.75 at December 31, 2006.
Edward Feighan, ProCentury’s Chief Executive Officer said, “In 2007 our team’s focus on delivering profitable results was outstanding. Return on average equity was 16.3%, exceeding our targeted range of 13% - 15%, and book value per share increased by 12.1%. Year over year net income growth was 18.7% and we maintained our pricing and risk selection discipline in a competitive environment. We are optimistic that the new initiatives implemented in 2007 will have a meaningful impact on our future results, and we continue to evaluate new opportunities in underserved niche markets.”
Results for the Fourth Quarter Ended December 31, 2007
For the fourth quarter ended December 31, 2007, ProCentury’s net income increased by 18.0% to $7.2 million, or $0.53 per diluted share, compared to net income of $6.1 million, or $0.46 per diluted share for the same period in 2006.
The combined ratio was 86.0% for the fourth quarter of 2007 compared to 93.8% for the fourth quarter of 2006. The fourth quarter 2007 combined ratio includes a loss ratio of 51.1% and an expense ratio of 34.9%. This compares to a loss ratio of 61.4% and an expense ratio of 32.4% for the fourth quarter of 2006.
Results for the fourth quarter of 2007 include $4.6 million of favorable prior year reserve development, or $3.0 million after taxes, representing $0.22 per diluted share. The reserve development impacted the loss ratio by 9.1 percentage points. In the fourth quarter of 2006 there was $1.5 million of favorable prior year development, or $975,000 after taxes, representing $0.07 per diluted share, with a 2.4 percentage point impact on the fourth quarter 2006 loss ratio.
During the fourth quarter of 2006, the Company made accounting adjustments to reflect a change in the manner in which the Company records gross written premium. Prior to the change, the Company recorded premiums on a received and processed basis.

Under the Company’s revised accounting policy, the Company records an estimate of the premiums that have been bound by agents, but not yet received or processed by the Company. Because of these accounting adjustments, the 2006 gross written premiums of $90.0 million was higher by $20.9 million.
Adjusting for the $20.9 million impact of the accounting adjustment discussed above, gross premiums written for the fourth quarter of 2007 declined 32.0% to $47.0 million compared to $69.1 million for the same period in 2006. This decline is related to one-time, non-recurring items, including a 4.0% decline related to the discontinuance of the auto physical damage program in 2007, a 14.9% decline related to the amount of premium backlog in the fourth quarter of 2007 compared the same period in 2006, and a 13.1% decline in our core business with effective dates in the fourth quarter of 2007 compared to the same period in 2006. Premiums earned were $50.6 million in the fourth quarter of 2007, a decline of 18.4% compared to $62.0 million in the fourth quarter of 2006.
Investment income for the fourth quarter of 2007 increased by 5.7% to $5.6 million compared to $5.3 million in the fourth quarter of 2006. Net realized investment losses were $1,389,000 in the fourth quarter of 2007 compared to net realized investment gains of $117,000 in the fourth quarter of 2006.
Results for the Year Ended December 31, 2007
For the year ended December 31, 2007, ProCentury’s net income was $24.8 million, or $1.85 per diluted share, an increase of 18.7% from net income of $20.9 million or, $1.58 per diluted share, for 2006.
The combined ratio was 91.7% for the year ended 2007 compared to 94.5% for 2006. The 2007 combined ratio consists of a loss ratio of 57.9% and an expense ratio of 33.8%. These compare to a loss ratio of 61.9% and an expense ratio of 32.6% for 2006.
Results for the year ended December 31, 2007 include $9.1 million of favorable prior year reserve development, or $5.9 million after taxes, representing $0.44 per diluted share. The reserve development impacted the loss ratio by 4.2 percentage points. In 2006, there was $1.1 million of favorable prior year development, or $715,000 after taxes, representing $0.05 per diluted share, with a 0.5 percentage point impact on the 2006 loss ratio.
In 2007, gross written premiums were $238.3 million, a decline of 15.8% from $283.0 million for 2006. Premiums earned for 2007 were $217.6 million a decline of 0.6% compared to $219.0 million for the prior year.
Investment income for the year ended December 31, 2007 was $22.1 million, an increase of 14.0% from $19.4 million for 2006. Net realized investment losses were $1,982,000 for 2007 compared to a gain of $80,000 for 2006.
The Company also announced today that it has entered into a definitive merger agreement with Meadowbrook Insurance Group, Inc., pursuant to which the Company would merge into a subsidiary of Meadowbrook and the Company’s shareholders would receive aggregate consideration valued at approximately $272.6 million, of which 45% would be paid in cash and 55% would be paid in shares of Meadowbrook common stock, subject to the closing of the transaction after receipt of shareholder and regulatory approvals and the satisfaction of other customary closing conditions.
Future Outlook
The following forward-looking statements are based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.
Throughout 2007 and during the first quarter of 2008 we have been working on new initiatives in response to a softening market, and we expect gross written premium to grow modestly in 2008. At this time, due to the uncertainty that current market conditions present, we are not providing a range of growth.
Conference Call
ProCentury’s 2007 fourth quarter and year end results will be discussed by management in more detail on Thursday, February 21, 2008 at 10:00 a.m. EST.
To listen to the call, please dial 1-800-860-2442, approximately five minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. For those who cannot listen to the live conference call, a replay of the conference call will be accessible through the company’s website.
Additional Information about the Proposed Transaction
The proposed merger will be submitted to Meadowbrook’s and ProCentury’s shareholders for their approval. Meadowbrook will file a registration statement, which will include a joint proxy statement/prospectus, ProCentury will file a proxy statement and both companies will file other relevant documents with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the registration statement and joint proxy statement/prospectus when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Meadowbrook and ProCentury, at the SEC’s website (http://www.sec.gov). Investors will also be able to obtain these documents, free of charge, by accessing Meadowbrook’s website (http://www.meadowbrook.com), or by accessing ProCentury’s website (http://www.procentury.com).
Meadowbrook and ProCentury and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Meadowbrook and/or shareholders of ProCentury in connection with the proposed merger. Information about the directors and executive officers of Meadowbrook is set forth in the proxy statement for Meadowbrook’s 2007 annual meeting of shareholders, as filed with the SEC on April 6, 2007. Information about the directors and executive officers of ProCentury is set forth in the proxy statement for ProCentury’s 2007 annual meeting of shareholders, as filed with the SEC on April 6, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. Investors may obtain free copies of these documents as described above.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its primary subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; 6) the risk that our reinsurers may not be able to fulfill their obligations to us; 7) the risk and uncertainty of entering into new lines of business; 8) the ability to obtain required governmental and shareholder approvals and satisfy other closing conditions that will enable us to complete the merger or to complete it in the expected timeframe; 9) the risk that the businesses of Meadowbrook and ProCentury will not be integrated successfully following the merger or such integration may be more difficult, time-consuming or costly than expected; and 10) customer and employee relationships and business operations may be disrupted by the merger. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December
	2007	2006	2007	31, 2006
Gross premiums written	$46,971	90,024	238,346	283,036
Net premiums written	$39,328	78,333	203,804	247,919

Premiums earned	$50,604	62,000	217,562	218,992
Net investment income	5,584	5,258	22,081	19,372
Net realized investment (losses) gains	(1,389)	117	(1,982)	80
Other income	110	84	489	437

Total revenues	54,909	67,459	238,150	238,881

Losses and loss expenses	25,879	38,073	125,917	135,480
Amortization of deferred policy acquisition costs	12,774	15,002	55,230	54,404
Other operating expenses	4,886	5,074	18,280	17,043
Interest expense	643	600	2,681	2,318

Total expenses	44,182	58,749	202,108	209,245

Income before income taxes	10,727	8,710	36,042	29,636
Income tax expense	3,577	2,567	11,286	8,735

Net income	$7,150	6,143	24,756	20,901

Net income per share:
Basic	$0.54	0.47	1.87	1.59

Diluted	$0.53	0.46	1.85	1.58

Weighted average number of shares outstanding — basic	13,256,737	13,138,439	13,242,083	13,121,848

Weighted average number of shares outstanding — diluted	13,365,125	13,306,989	13,392,949	13,256,419

Loss and loss expense ratio	51.1%	61.4%	57.9%	61.9%
Expense ratio	34.9%	32.4%	33.8%	32.6%

Combined ratio	86.0%	93.8%	91.7%	94.5%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

Assets	December 31, 2007	December 31, 2006
Investments	$455,510	428,102
Cash	11,766	7,960
Premiums in course of collection, net	31,805	37,428
Deferred policy acquisition costs	24,336	26,915
Prepaid reinsurance premiums	14,834	14,051
Reinsurance recoverable on paid and unpaid losses, net	44,777	43,628
Other assets	24,026	20,964

Total assets	$607,054	579,048

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$279,253	250,672
Unearned premiums	114,645	127,620
Long term debt	25,000	25,000
Other liabilities	27,135	33,368

Total liabilities	446,033	436,660

Shareholders’ equity:
Common shares, without par value	—	—
Additional paid-in capital	103,283	100,954
Retained earnings	66,448	43,830
Accumulated other comprehensive loss, net of taxes	(8,710)	(2,396)

Total shareholders’ equity	161,021	142,388

Total liabilities and shareholders’ equity	$607,054	579,048

Book value per share	$12.05	10.75

Number of common shares outstanding	13,363,867	13,248,323

Source: ProCentury
Contact: Jeffrey Racz, 614-823-6302